  Exhibit 99.1

Aytu BioScience Announces $10 Million Private Placement

Armistice Capital and Altium Capital jointly participated in financing

ENGLEWOOD, CO / ACCESSWIRE / October 14, 2019 / Aytu BioScience, Inc. (NASDAQ: AYTU), a specialty pharmaceutical company focused on global commercialization of novel products addressing significant medical needs, is pleased to announce that it has entered into definitive agreements with two institutional investors for the purchase and sale in a private placement of $10 Million of Series F Convertible Preferred Stock and warrants to purchase common stock. Institutional investors Altium Capital and Armistice Capital jointly participated in the financing.

Armistice Capital is a global, long/short, value-oriented and event-driven hedge fund focused primarily on the health care and consumer sectors with over $1 billion in assets. Armistice invests predominantly in equities and seeks to maximize the opportunity set of investment candidates allowing for the selection of unique, concentrated bets to generate uncorrelated investment returns. Steven Boyd, Chief Investment Officer, founded Armistice Capital in 2012. Mr. Boyd is a member of the Board of Directors of Aytu BioScience.

Altium Capital is a private investment fund founded by CEO Jacob Gottlieb. Through deep, fundamental research, Altium’s team of doctors, scientists and investment professionals seeks to identify growth and development stage public companies with disruptive science and technology. Altium frequently partners with portfolio companies as they raise capital to fund the next stage of development.

Following the closing of this offering, the Company’s pro forma cash balance as of September 30, 2019 would have been approximately $17.3 million.

The stock purchase agreement includes the purchase of shares of convertible preferred stock that will be sold at a purchase price of $1,000 per share and convertible into 1,000 shares of common stock at $1 per share, and accompanying warrants to purchase up to one share of common stock for each share of common stock convertible from the preferred stock, with an exercise price of $1.25 per share and exercisable following shareholder approval. The private placement is expected to result in total gross proceeds of $10 million. The warrants will have a term of exercise expiring five years from the effective date.

Ladenburg Thalmann & Co. Inc., a subsidiary of Ladenburg Thalmann Financial Services Inc. (NYSE American: LTS), acted as the exclusive placement agent in connection with the offering.

The preferred stock, the common stock convertible from the preferred stock, the accompanying warrants and the common stock issuable upon exercise of the warrants will not be registered under the Securities Act of 1933, as amended (the “Securities Act”) or any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. The securities will be offered only to institutional accredited investors in accordance with Section 4(a)(2) under the Securities Act and Rule 506(b) promulgated thereunder.

About Aytu BioScience, Inc.

Aytu BioScience is a commercial-stage specialty pharmaceutical company focused on global commercialization of novel products addressing significant medical needs. The company currently markets Natesto®, the only FDA-approved nasal formulation of testosterone for men with hypogonadism (low testosterone, or "Low T"). Aytu also has exclusive U.S. and Canadian rights to ZolpiMist™, an FDA-approved, commercial-stage prescription sleep aid indicated for the short-term treatment of insomnia characterized by difficulties with sleep initiation. Aytu recently acquired exclusive U.S. commercial rights to Tuzistra® XR, the only FDA-approved 12-hour codeine-based antitussive syrup. Tuzistra XR is a prescription antitussive consisting of codeine polistirex and chlorpheniramine polistirex in an extended-release oral suspension. Additionally, Aytu is developing MiOXSYS®, a novel, rapid semen analysis system with the potential to become a standard of care for the diagnosis and management of male infertility caused by oxidative stress. MiOXSYS is commercialized outside of the U.S. where it is a CE Marked, Health Canada cleared, Australian TGA approved, Mexican COFEPRAS approved product, and Aytu is planning U.S.-based clinical trials in pursuit of 510k de novo medical device clearance by the FDA. Aytu's strategy is to continue building its portfolio of revenue-generating products, leveraging its focused commercial team and expertise to build leading brands within large therapeutic markets. For more information visit aytubio.com.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, or the Exchange Act. All statements other than statements of historical facts contained in this presentation, are forward-looking statements. Forward looking statements are generally written in the future tense and/or are preceded by words such as ''may,'' ''will,'' ''should,'' ''forecast,'' ''could,'' ''expect,'' ''suggest,'' ''believe,'' ''estimate,'' ''continue,'' ''anticipate,'' ''intend,'' ''plan,'' "prospects" or similar words, or the negatives of such terms or other variations on such terms or comparable terminology. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others: risks relating to gaining market acceptance of our products, obtaining reimbursement by third-party payors, the potential future commercialization of our product candidates, the anticipated start dates, durations and completion dates, as well as the potential future results, of our ongoing and future clinical trials, the anticipated designs of our future clinical trials, anticipated future regulatory submissions and events, our anticipated future cash position and future events under our current and potential future collaboration. We also refer you to the risks described in ''Risk Factors'' in Part I, Item 1A of the Company's Annual Report on Form 10-K and in the other reports and documents we file with the Securities and Exchange Commission from time to time.